Exhibit 10.1 Incentive agreement between the Company and Anthony Lougee, dated February 7, 2017

INCENTIVE AGREEMENT

THIS INCENTIVE AGREEMENT (this “Agreement”) is made as of February 7, 2017 between Dataram Corporation (the “Company”), and Anthony M. Lougee (the “Executive”), and effective as of February 16, 2017 (the “Effective Date”).

R E C I T A L S

WHEREAS, Executive is the Chief Financial Officer of the Company; and

WHEREAS, the Company is currently party to that certain Third Amended and Restated Merger Agreement (the “Merger Agreement”) pursuant to which a subsidiary of the Company will merge with U.S. Gold Corp (“USG”), and USG will become a subsidiary of the Company (the “Merger”);

WHEREAS, the Company considers the continued availability of Executive’s services, managerial skills and business experience to be in the best interest of the Company and its stockholders, and desires to assure the continued services of Executive on behalf of the Company through consummation of the Merger and for a period of time thereafter, as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

AGREEMENTS

1.      Incentive - Cash. Subject to Executive’s continued employment with the Company through the consummation of the Merger, commencing upon the Effective Date, the Company shall pay Executive an additional monthly cash payment, above and beyond Executive’s currently base salary, of $2,500 (the “Incentive - Cash”). Incentive-Cash payments will continue until the earlier to occur of (i) Executive terminating employment with the Company or any subsidiary or affiliate, (ii) six months after the consummation of the Merger or (iii) the date the Company retains another individual to serve as the Chief Financial Officer of the Company. The Incentive - Cash will be paid in semi-monthly pay period increments of $1,250 each period, and subject to all applicable tax and other legally-required withholdings.

2.      Incentive – Equity. Subject to Executive’s continued employment with the Company through the consummation of the Merger, commencing upon the Effective Date, the Company shall issue to the Executive a monthly equity award of 2,000 restricted shares of common stock (the “Incentive - Equity”). Incentive - Equity issuances will continue until the earlier to occur of (i) Executive terminating employment with the Company or any subsidiary or affiliate, (ii) six months after the consummation of the Merger or (iii) the date the Company retains another individual to serve as the Chief Financial Officer of the Company. The value of the shares subject to the Incentive -Equity will be determined as of market close on the last date of each month the shares are awarded in, and the award fully vests upon issuance. The award is subject to all applicable tax and other legally-required withholdings.

3.      Employment. Upon the Company’s retention of a new individual to serve as Chief Financial Officer of the Company, it is expected that Executive will continue his employment as the Chief Financial Officer of the Dataram Division of the Company, reporting into the President of the Dataram Division

4.      Change in Control Agreement. The terms of this agreement do not supersede or otherwise modify the terms of that certain Change in Control Severance Agreement between the Executive and the Company. Under such agreement, as a result of the Merger and the change in Executive’s position with the Company, the Executive is entitled to a lump sum cash payment of $200,000 within ten (10) days following consummation of the Merger, provided that he remains employed with the Company through the consummation of the Merger. This payment shall be subject to all applicable tax and other legally-required withholdings and is further conditioned on the forfeiture of any future change in control related benefits and or payments.

5.      Not an Employment Contract. Nothing in this Agreement or any other instrument executed pursuant hereto shall confer upon Executive any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of Executive with or without cause.

6.      Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

7.      Amendments and Waivers. This Agreement may be amended, and any provision hereof may be waived, only by a writing signed by each party hereto.

8.      Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

9.      Separability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

10.      Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

11.      Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

12.      Assignment; Binding Effect. This Agreement may not be assigned by Executive without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

13.      Employer Protection Agreement. None of the provisions of this Agreement shall be deemed to supersede Executive’s existing obligations under his Company Protection Agreement, dated July 31, 2015.

14.      Term. This Agreement will terminate by its own terms, without any required action by either party hereto, in the event the Merger Agreement is terminated in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Dataram Corporation	Executive

By: /s/ David A. Moylan	By: /s/ Anthony M. Lougee
David A. Moylan	Anthony M. Lougee
Chairman and Chief Executive Officer
Dataram Corporation	February 7, 2017
On Behalf of the Board of Directors	Date Accepted

cc: Personnel file